Exhibit 99.(a)(1)(L)

Last week, you received this notification regarding available informational meetings. Please make note of the most appropriate upcoming meeting time and location for your geographic area.

TO:	All Intersil Employees Eligible to Participate in the Stock Option Exchange Program
FROM:	Helene Sanford, Director, Compensation
DATE:	October 12, 2009
RE:	Intersil Stock Option Exchange Program – Communication Meetings Invitation

As part of our announcement yesterday regarding Intersil’s Stock Option Exchange Program, we are pleased to invite you to join us in one of the following in-person and telephonic informational meetings.

You should carefully read the information contained in the Offer to Exchange document distributed to you, as well as the information located on the Stock Option Exchange Program website available at https://www.corp-action.net/intersil. You are encouraged to consult your own outside tax, financial and legal advisors before you make any decision regarding participation in the Stock Option Exchange Program. Participation involves certain risks, some of which are discussed in the “Risk Factors” section of the Offer to Exchange document. No one from Intersil, BNY Mellon or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Location (in person)	Date	Time (Local to location)
Dallas, TX	Monday, October 12th	11AM
Austin, TX	Tuesday, October 13th	9AM
Milpitas, CA	Thursday, October 15th	9AM
Milpitas, CA (FAE Mtg at Hotel)	Thursday, October 15th	12PM
Milpitas, CA	Thursday, October 15th	3PM
Milpitas, CA (QPM)	Friday, October 16th	8AM
Palm Bay, FL	Monday, October 19th	11AM
Woburn, MA	Tuesday, October 20th	9AM
North Branch, NJ	Wednesday, October 21st	9AM
RTP, NC	Thursday, October 22nd	9AM
Palm Bay, FL	Friday, October 23rd	9AM
Palm Bay, FL	Friday, October 23rd	11AM
Palm Bay, FL	Monday, October 26th	11AM
Telephonic Meetings
Intended for AsiaPac/Japan participants	Monday, October 12th	9PM (EDT)
Intended for India Participants	Monday, October 19th	7AM (EDT)
Intended for European participants	Monday, October 19th	9AM (EDT)
Intended for US Home/Field Office Participants	Tuesday, October 27th	3PM (EDT)